EXHIBIT 10.1


                         UNITED RETAIL INCORPORATED
                   INCENTIVE COMPENSATION PROGRAM SUMMARY


      The Incentive Compensation (IC) Program provides a select group of executives with an opportunity each season to earn substantial extra cash remuneration based on attainment of aggressive operating income targets.

      At the discretion of the CEO of the Company, each participant has been assigned an individual participation percentage based, among other things, on the participant's responsibilities and seniority. Further, operating income targets have been established in advance and are converted to percentages ranging from 20% for the lowest acceptable amount of operating income to 200% at and above the highest goal.

      The amount of an IC award is the product of seasonal base salary multiplied by the participant's participation percentage multiplied by the target percentage achieved. For example, an associate with a seasonal salary of $60,000 ($120,000 per annum) and a participation percentage of 20% would receive $2,400 if the 20% target is met and $14,400 if the 120% target is met. There is no payout if the 20% target is missed.

      In compliance with the law, IC awards are subject to withholding taxes and deductions for contributions to the Retirement Savings Plan and, if available, the Supplemental Retirement Savings Plan.

      IC awards for a season vest on the Tuesday after the first meeting of the Board of Directors in the next season. (Prior to that time, the Company has the legal right to cancel the program without notice for any reason without incurring any liability.) An associate must be in the Company's employ on that date, and must return to work if on vacation or leave on that date, in order to receive an IC payout.

      Participation in the IC program confers no right to continued employment. Employment remains "at will" and may be terminated without cause by the Company or the Associate at any time.